                       [PAPA JOHNS PIZZA LOGO GOES HERE]


Contact:     D. Ross Davison
             Chief Financial Officer and Treasurer
             (205) 981-2823


                    PJ AMERICA ANNOUNCES 1999 SALES RESULTS

Highlights:

 . Comparable Restaurant Sales Increase of 2.3% for 1999, flat for Q4
 . Restaurant Openings of 35 for 1999, 7 for Q4
 . Share repurchase increase of $5 million
 . $1 million of costs for slogan change in 2000, $700k (8 cents) for Q4


Birmingham, Alabama, January 19, 2000

     PJ America, Inc. (NASDAQ: PJAM), the largest franchisee of Papa John's International, Inc. announced today that revenues for the fourth quarter were $25.5 million and $95.5 million for the year. These results represent increases of 25.5% and 39.2%, respectively, over revenues of $20.1 million and $68.6 million for the same periods in 1998. Comparable restaurant sales for the year ended 1999 increased 2.3%, with the fourth quarter being 0.1%. The Company opened 35 restaurants in fiscal 1999, including 7 during the fourth quarter, to end the year with 152 restaurants in nine states and Puerto Rico.

     The Company also announced that its Board of Directors has approved an additional $5 million increase to the Company's share repurchase program, bringing the total authorization to date to $15 million. The authorization includes both open market purchases as well as private transactions. Through January 19, 2000, the Company has repurchased 527,000 shares for a total of $8.3 million.

     The Company also reported that it expects to incur costs of up to $1 million in fiscal 2000 for the deployment and implementation of a new slogan, resulting from the Pizza Hut litigation against Papa John's International, Inc. These charges will be expensed as incurred, the majority of which is expected to occur during the first and second quarters of 2000. The Company also announced that it expects to have a non-recurring charge against fourth quarter 1999 earnings of approximately $700,000 (or 8 cents per share) to cover the costs required to change its slogan and asset impairment costs. PJ America, Inc. is scheduled to release fourth quarter results on February 9, 2000, after the market closes.

     The Company's President and C.E.O., Doug Stephens, said, "1999 was a crucial year for PJ America as we began our foundation in three new markets - California, Oregon and Puerto Rico. Our development pipeline continues to grow, and we are excited about building the brand and growing market share in 2000. We also believe that investing in the Company's common stock at current prices represents an attractive use of the Company's funds. Our goal is to improve shareholder value and maximize returns on invested capital. The Company's financial position continues to allow us to repurchase common stock while maintaining our growth initiatives and other strategic opportunities."

     This information contains forward-looking statements within the meaning of
Section 27A of The Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ include: additional unforeseen costs, expenses or damages which may be incurred with respect to the change of the Papa John's slogan as a result of discounting by competitors which may adversely affect sales; the ability of the Company to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs; economic and political conditions in the territories in which the Company operates; and new produce and concept development by food industry competitors. Further information regarding factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.